Exhibit 99.1

Contact:	Alexion Pharmaceuticals, Inc. Irving Adler Sr. Director, Corporate Communications 203-272-2596	Makovsky & Company Mark Marmur (Media) 212-508-9670	Rx Communications Rhonda Chiger (Investors) 917-322-2569

Alexion Reports Third Quarter 2007 Results

Soliris® Growth Driven by Increase in Treated Patients and Prescribing Physicians

Third Quarter 2007 Highlights:

•	Soliris® (eculizumab) net product sales totaled $21.8 million in Q3 2007, compared to net product sales of $9.8 million in Q2 2007.

•	Net loss totaled $20.1 million, or $0.55 per common share, compared to a net loss of $27.2 million, or $0.75 per common share in Q2 2007.

•	Non-GAAP net loss totaled $14.0 million, or $0.38 per common share, compared to a non-GAAP net loss of $21.8 million, or $0.61 per common share in Q2 2007.

Cheshire, CT, October 25, 2007 – Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced financial results for the quarter ended September 30, 2007.

Third Quarter 2007 Financial Results:

For the three months ended September 30, 2007, Alexion Pharmaceuticals, Inc. (the “Company” or “Alexion”) reported revenues of $22.1 million compared to revenues of $0.3 million for the same period last year. Revenues for the third quarter included Soliris® net product sales of $21.8 million, compared with $9.8 million in the second quarter of 2007. U.S. sales of Soliris commenced in Q2 2007.

The Company incurred a net loss for the third quarter of 2007 of $20.1 million, or $0.55 per common share, compared to a net loss of $31.9 million, or $1.02 per common share, for the same period during 2006. Excluding share-based compensation, the Company incurred a non-GAAP net loss for the third quarter of 2007 of $14.0 million, or $0.38 per common share, versus a non-GAAP net loss of $27.3 million, or $0.87 per common share, for the same period during 2006. The Q3 2007 non-GAAP net loss of $14.0 million, or $0.38 per common share, was reduced from a non-GAAP net loss of $21.8 million, or $0.61 per common share in Q2 2007.

Operating expenses for the third quarter of 2007 were $41.9 million, compared to $33.3 million for the same period last year. Research and development expenses for the third quarter were $16.9 million, compared to $21.2 million for the same period last year. The decrease in third quarter 2007 research and development expenses compared to the same period in 2006 is primarily related to costs of the Biologic License Application (BLA) incurred in the third quarter of 2006 and the termination of the Company’s pexelizumab programs in late 2006, offset by increased costs of Alexion’s EXPLORE clinical trial. Selling, general and administrative expenses were $24.9 million for the third quarter of 2007, compared to $12.1 million for the same period last year. The increase in selling, general and administrative expenses for the

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third quarter of 2007 was primarily related to the development of commercial operations and other infrastructure to support the launch of Soliris in the United States and Europe. Operating expenses for the third quarter of 2007 include $6.1 million of share-based compensation expense, compared to $4.6 million in the same period last year.

The Company posted investment income of $1.8 million for third quarter of 2007, the same amount as in the third quarter of 2006. Interest expense in the third quarter was $0.6 million, compared to $0.7 million for the same period last year.

The Company has commenced engineering runs in its Rhode Island manufacturing facility following completion of construction. During the third quarter of 2007, the Company capitalized all costs associated with bringing the facility to its intended use, including costs of engineering runs and interest, for a total of $15.2 million. Total capitalized costs to date for the Rhode Island facility, including construction, renovations, upgrades, engineering runs and interest is $79.2 million.

Soliris product sold in the third quarter was previously accounted for as an R&D expense prior to submission of the BLA and was not included in the cost of sales during the third quarter. Cost of sales for the third quarter included actual and estimated royalty costs related to the sale of Soliris, as well as other manufacturing costs.

As of September 30, 2007, the Company had $125.7 million in cash, cash equivalents, and marketable securities, compared to $250.1 million at December 31, 2006. Included in the Company’s cash balance at September 30, 2007 was $13.8 million of restricted cash designated for costs associated with the manufacturing facility in Rhode Island. The decrease in cash, cash equivalents, and marketable securities is attributable to costs of the manufacturing facility, inventory purchases, as well as the continued development of commercial operations, offset by proceeds of $18.0 million related to the July 2007 amendment of the Company’s existing mortgage loan.

Soliris Commercial Update

The number of patients on Soliris therapy increased significantly during the third quarter as Alexion continued to execute its U.S. launch plan and pre-launch efforts in Europe. The number of treating physicians also increased significantly.

“We were able to bring the benefits of Soliris therapy to a substantially greater number of patients in the third quarter,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “Patients, physicians and payors are responding consistently and favorably to Soliris as a treatment that targets hemolysis, the underlying cause of PNH. We remain steadfast in our goal of making Soliris available to every PNH patient who can benefit from it.”

Alexion continues pre-commercial sales of Soliris to an increasing number of patients on a named-patient basis in Europe, while engaging in the reimbursement, price approval and funding processes that are separately required by each European country. Alexion expects to achieve commercial status by the end of this year in Germany and the United Kingdom.

“Europe represents an important opportunity for Alexion,” said David Keiser, President and Chief Operating Officer of Alexion. “We have established relationships with an expanding group of treating physicians in each country and have attracted to our organizations highly experienced professionals with the country-specific commercial expertise we require. Our infrastructure is in place for the planned launch of Soliris in the first two European countries by the end of the year.”

Clinical

In August, a clinical study published online in Blood, the journal of the American Society of Hematology (ASH), reported that Soliris achieved a 92 percent reduction in the number of life-threatening blood clots in clinical trials with PNH patients. This publication further points out the high risk of thrombosis in patients suffering from PNH.

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Financial Guidance:

The Company’s earlier guidance of GAAP-based total operating expenses for 2007 in the range of $160 to $180 million has been narrowed to $160 to $170 million. Excluding the expense of employee stock options and other share-based compensation expense, the previously projected non-GAAP total operating expenses for 2007 in the range of $140 to $160 million has been narrowed to $140 to $150 million.

Conference Call/Web Cast Information

Alexion will host a conference call/webcast to discuss matters mentioned in this release. The call is scheduled for today, October 25, 2007, at 10:00 a.m., Eastern Time. To participate in this call, dial 719-325-4817, confirmation code 3517204, shortly before 10:00 a.m., Eastern Time. A replay of the call will be available for a limited period following the call, beginning at 1:00 p.m. Eastern Time. The replay number is 719-457-0820, confirmation code 3517204. The audio webcast can be accessed at www.alexionpharm.com.

About Soliris

Soliris is the first product approved for the treatment of paroxysmal nocturnal hemoglobinuria (PNH) in the U.S. and Europe. PNH is a rare, debilitating, and life-threatening blood disorder defined by the destruction of red blood cells, or hemolysis. In patients with PNH, hemolysis can cause life-threatening thromboses, recurrent pain, kidney disease, disabling fatigue, impaired quality of life, severe anemia, pulmonary hypertension, shortness of breath and intermittent episodes of dark-colored urine (hemoglobinuria). Soliris, or eculizumab, is the only treatment that blocks this hemolysis before it occurs.

About Alexion

Alexion Pharmaceuticals, Inc. is a biopharmaceutical company working to develop and deliver life-changing drug therapies for patients with serious and life-threatening medical conditions. The Company is engaged in the discovery, development and commercialization of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic diseases, cancer, and autoimmune disorders. In March 2007, the FDA granted marketing approval for the Company’s first product, Soliris for all patients with PNH and the Company began commercial sale of Soliris in the U.S. during April 2007. In June 2007, the European Commission granted marketing approval for Soliris in the European Union for all patients with PNH. The Company is evaluating other potential indications for Soliris as well as other formulations of eculizumab for additional clinical indications, and is actively pursuing development of other antibody product candidates in early stages of development. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: http://www.alexionpharm.com.

This press release includes certain non-GAAP financial measures that involve adjustments to GAAP figures. Alexion believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Alexion’s past financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing both management and investors with a more complete understanding of underlying operational results and trends. In addition, these non-GAAP financial measures are among the primary indicators Alexion management uses for planning and forecasting purposes and measuring the company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures. A reconciliation of the non-GAAP to GAAP figures follows this press release.

This news release contains forward-looking statements, including statements related to guidance regarding anticipated financial results for 2007, potential benefits and commercial potential for Soliris, timing of first commercialization of Soliris in different territories, progress in developing commercial infrastructure, interest about Soliris in the patient, physician and payor communities and timing for completion of and regulatory approval to manufacture at the Rhode Island manufacturing facility. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including for example, decisions of regulatory authorities regarding marketing approval or material limitations on the marketing of Soliris, delays in arranging satisfactory manufacturing capability and establishing commercial infrastructure, delays in developing or adverse changes in commercial relationships, the possibility that

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results of clinical trials are not predictive of safety and efficacy results of Soliris in broader patient populations, the possibility that initial results of commercialization are not predictive of future rates of adoption of Soliris, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms or at all, the risk that third party payors (including governmental agencies) will not reimburse for the use of Soliris at acceptable rates or at all, the risk that estimates regarding the number of PNH patients are inaccurate, the risk that ongoing litigation may be resolved adversely, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Quarterly Report on Form 10-Q for the period ended June 30,2007 and in our other filings with the Securities and Exchange Commission. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

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ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

(Unaudited)

(Amounts in thousands, except per share amounts)

(in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Consolidated Statements of Operations Data:
Revenues:
Net product sales	$21,793	$—	$32,524	$—
Contract research revenues	317	263	5,660	1,370

Total revenues	22,110	263	38,184	1,370

Cost of sales	2,154	—	3,305	—

Research and development	16,906	21,205	53,318	65,881
Selling, general and administrative	24,944	12,121	67,571	31,688

Operating expenses	41,850	33,326	120,889	97,569

Operating loss	(21,894)	(33,063)	(86,010)	(96,199)

Other income (expense):
Investment income	1,796	1,801	6,724	5,740
Interest expense	(643)	(687)	(1,854)	(2,062)
Foreign currency gain (loss)	578	(13)	924	(13)

	1,731	1,101	5,794	3,665

Income tax benefit	78	90	258	270

Net loss	$(20,085)	$(31,872)	$(79,958)	$(92,264)

Net loss per share - basic and diluted	$(0.55)	$(1.02)	$(2.22)	$(2.96)

Shares used in computing basic and diluted net loss per common share	36,664	31,264	36,023	31,154

	As of
	September 30, 2007	December 31, 2006
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities (a)	$125,738	$250,148
Total assets	321,105	333,537
Total stockholders’ equity	92,625	124,677

(a)	Amount includes restricted cash of $13,825 and $33,594 at September 30, 2007 and December 31, 2006, respectively.

Non-GAAP financial information is adjusted to exclude the impact of share-based compensation. The following table represents a reconciliation of GAAP to non-GAAP financial information for the three months and nine months ended September 30, 2007 and 2006 and the three months ended June 30, 2007:

	Reported Amounts	Share-Based Compensation Adjustment	Excluding Share-Based Compensation
Nine Months Ended September 30, 2007
Research and development	$53,318	$(7,555)	$45,763
Selling, general and administrative	67,571	(8,831)	58,740
Operating expenses	120,889	(16,386)	104,503
Operating loss	(86,010)	16,386	(69,624)
Net loss	(79,958)	16,386	(63,572)

Basic and diluted net loss per share	$(2.22)	$0.45	$(1.76)

Nine Months Ended September 30, 2006
Research and development	$65,881	$(6,578)	$59,303
Selling, general and administrative	31,688	(4,824)	26,864
Operating expenses	97,569	(11,402)	86,167
Operating loss	(96,199)	11,402	(84,797)
Net loss	(92,264)	11,402	(80,862)

Basic and diluted net loss per share	$(2.96)	$0.37	$(2.60)

Three Months Ended September 30, 2007
Research and development	$16,906	$(2,867)	$14,039
Selling, general and administrative	24,944	(3,198)	21,746
Operating expenses	41,850	(6,065)	35,785
Operating loss	(21,894)	6,065	(15,829)
Net loss	(20,085)	6,065	(14,020)

Basic and diluted net loss per share	$(0.55)	$0.17	$(0.38)

Three Months Ended September 30, 2006
Research and development	$21,205	$(2,498)	$18,707
Selling, general and administrative	12,121	(2,070)	10,051
Operating expenses	33,326	(4,568)	28,758
Operating loss	(33,063)	4,568	(28,495)
Net loss	(31,872)	4,568	(27,304)

Basic and diluted net loss per share	$(1.02)	$0.15	$(0.87)

Three Months Ended June 30, 2007
Research and development	$15,195	$(2,302)	$12,893
Selling, general and administrative	22,788	(3,037)	19,751
Operating expenses	37,983	(5,339)	32,644
Operating loss	(29,294)	5,339	(23,955)
Net loss	(27,184)	5,339	(21,845)

Basic and diluted net loss per share	$(0.75)	$0.15	$(0.61)